ABERCROMBIE & FITCH NAMES ROBERT E. BOSTROM SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY New Albany, Ohio, December 10, 2013: Abercrombie & Fitch Co. (NYSE: ANF) today announced that Robert E. Bostrom has been named Senior Vice President, General Counsel and Corporate Secretary. He will start with the company in January 2014. “Bob brings more than thirty years of experience in the legal field and will be a great asset to Abercrombie & Fitch,” said Mike Jeffries, Chairman and Chief Executive Officer. “Bob has led and helped build some of the best legal departments in the country and has advised leading companies on an expansive range of issues. We are excited to welcome Bob to the Abercrombie team and look forward to working with him as we execute our long- term plan to enhance value for shareholders.” Mr. Bostrom joins Abercrombie from international law firm Greenberg Traurig, where he served as Co-Chair of the Financial Regulatory and Compliance Practice, a firm known for quality and innovation and particularly experienced in the areas of law and business concerns. Prior to that, Mr. Bostrom was Executive Vice President, General Counsel and Corporate Secretary of The Federal Home Loan Mortgage Corporation, where he played a pivotal role directing the company’s legal strategy during the financial crisis. During his tenure, he was named one of the most influential in-house counsels in Washington DC by The National Law Journal, and Freddie Mac was recognized as having one of the country’s Best Legal Departments in 2011 by Corporate Counsel magazine. He has advised boards of directors and committees on corporate governance issues, compliance and enterprise risk management programs, and crisis management. Earlier in his career, Mr. Bostrom served as Executive Vice President and General Counsel – Legal and Regulatory of National Westminster Bancorp, which controlled a large US subsidiary of a major global bank, and ultimately helped structure the sale of the bank for $3.6 billion. About Abercrombie & Fitch Abercrombie & Fitch brings All-American style to its customers around the world through its timeless apparel and youthful lifestyle. Founded in 1892 as Abercrombie Co., the Company now operates 1,063 stores across four unique lifestyle brands – Abercrombie & Fitch, abercrombie kids, Hollister Co., and Gilly Hicks. Based in New Albany, Ohio, Abercrombie & Fitch runs retail stores in the United States and 19 other countries, as well as e- commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com. For more information: public_relations@abercrombie.com +1.614.283.6192